Exhibit 10.10

September 18, 2015

Mr. John Fortson
2329 Clover Lane
Northfield, IL 60093

Dear John:

I am pleased to offer you employment with WestRock as Chief Financial Officer of Ingevity, reporting to me. Your position will be located in Charleston, SC and your start date will be October 19, 2015. The purpose of this letter is to describe the general terms and conditions of your employment with WestRock and Ingevity (or the “Company”).

COMPENSATION

Your annualized gross salary, before applicable deductions and withholdings, will be $475,000. In addition, you will be eligible to participate in an annual bonus plan with a threshold payout of 35%, target payout of 70% and a maximum payout of 140% of your base pay. Payouts under the annual bonus plan will be tied to the achievement of organization performance goals. For the time period between your start date and the spin-off of Ingevity, you will receive a pro-rated cash payment reflecting payout at target.

Commencing in 2017, your compensation package will include an annual long term incentive (LTI), initially in the form of restricted stock unit grants and stock options, contingent each year on the approval of the Compensation Committee of the Board of Directors. We would expect the annual grant to have a target value of 175% of your annual salary. Both stock grants and stock options would have a vesting period ranging from three (3) to five (5) years. The restricted stock may also have company performance requirements that impact the final payout by multipliers ranging from 0% to 200%. The type and mix of LTI instruments used are subject to change.

At the time of the spin-off of Ingevity, you will receive an LTI award with a target value of $1,000,000, which valuation will be based on the IPO price, in a combination of time vested restricted stock units, performance based restricted stock units and options in Ingevity.

You will receive a time-vested restricted stock unit grant with a value of $750,000 effective as of the date of the spin-off, which valuation will be based on the IPO price. One-third of this time-vested restricted stock unit grant will vest on the one, two and three year anniversaries of your start date, respectively, assuming you are employed on such anniversaries.

You will receive a one-time bonus of $250,000 to assist with transition expenses. This amount will be reduced by applicable deductions and withholdings and will be paid on your first regularly scheduled paycheck from WestRock. In the event that you voluntarily leave the Company within twelve (12) months of hire, you will reimburse the Company the bonus, reduced by 1/12 for each month of employment, unless you leave your employment with

Mr. John Fortson
September 18, 2015

WestRock as a result of its determination not to spin-off Ingevity. This payment shall be made to the Company no later than thirty (30) days after said termination.

In the event WestRock determines not to spin-off Ingevity and, within sixty (60) days thereafter, you voluntarily terminate your employment with WestRock, you will receive $1,638,750, which will be paid in twelve equal monthly installments beginning thirty (30) days after termination of your employment, unless a delay in payment is required to comply with Section 409A.

BENEFITS

In addition to your salary, you will be eligible for benefits commensurate with the benefits offered to all other WestRock or Ingevity employees, as applicable, in a similar status, subject to any applicable restrictions or waiting periods. You will start with three weeks of vacation.

RELOCATION

You are also eligible for a Guaranteed Buy Out (GBO) relocation package. Information about your relocation package is attached. Additionally, during the initial six months of your employment, we will reimburse reasonable commuting expenses between your home and Charleston.

SEVERANCE; CHANGE OF CONTROL

If you are terminated by WestRock or Ingevity for any reason other than “Cause” before January 1, 2019, you will be entitled to severance in an amount equal to eighteen (18) months of your then current salary and target bonus for such period. “Cause” would include your engagement in fraud or your gross misconduct, gross negligence, disloyalty, gross insubordination, breach of trust, or breach of any material provisions of your conditions of employment or your conviction of a felony.

If a “Change in Control Termination Event” occurs on or before January 1, 2019, you will be entitled to severance in an amount equal to twenty four (24) months of your then current salary and target bonus for such period. A “Change in Control Termination Event” means that you are terminated by WestRock or Ingevity or either of their successors other than for Cause or you terminate your employment with WestRock, Ingevity or either of their successors for Good Reason (as defined below) within 1 year following a Change in Control (as defined below), provided that you are employed by WestRock or Ingevity on the date of the Change in Control. A “Change in Control” means the consummation of any reorganization, merger, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of the common stock of WestRock or Ingevity immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of

Mr. John Fortson
September 18, 2015

the successor or survivor corporation in such transaction immediately following the consummation of such transaction. “Good Reason” means that, with respect to your employment at West Rock or Ingevity or any of their successors, you are assigned duties that are inconsistent with your position immediately prior to the Change in Control or your annual base salary is reduced or a material element of your compensation is reduced or eliminated or you are relocated to an office that is more than fifty miles from Charleston.

Such severance payments will be made to you over the period of time equal to the period used to calculate your severance amount (either eighteen (18) or twenty four (24) months, as applicable) and will be payable only if, at the time your employment is terminated, you enter into (and do not revoke) a release of claims and you enter into a noncompetition and nonsolicitation agreement with a term that will be concurrent with the term during which you are entitled to receive severance payments. Payments will begin thirty (30) days after you terminate employment, unless a delay in payment is required as explained below under “Compliance with Section 409A.” The parties will agree to the terms of the release and noncompetition and nonsolicitation agreement promptly following your execution of this letter agreement. In addition, in the event of a Change in Control Termination Event, all LTI awards granted to you during the initial twelve (12) months after you commence employment with WestRock will vest at target upon such event.

COMPLIANCE WITH SECTION 409A

It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all arrangements set forth herein shall be construed, interpreted and implemented in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

For purpose of any payments to be made upon your termination of employment, such term will mean your “separation from service” as defined under Section 409A. For purposes of Section 409A, each payment of deferred compensation under this agreement will be deemed to be a separate payment. In the event that any payments under this letter agreement constitute “deferred compensation” subject of Section 409A and you are a “specified employee” as defined under Section 409A, no such payments will be made until six (6) months following your termination of employment, or if earlier, the date of your death. Any such payments that are delayed will be paid six (6) months following your termination, or, if earlier, the date of your death.

If the time period in which you may execute or revoke the release of claims or execute the noncompete and nonsolicitation agreement described above under “Severance; Change of Control” spans two calendar years, no payments subject to Section 409A will be made until the second such calendar year.

Mr. John Fortson
September 18, 2015

ENTIRE AGREEMENT/EMPLOYMENT AT WILL

This offer letter contains the entire understanding between you and the Company and supersedes any prior representations, in any form, that may have been made regarding your prospective employment at the Company and may not be changed or modified in any way except in writing from an authorized representative of the Company. Nothing contained in this offer letter is intended or should be construed as a contract for employment, either express or implied, with WestRock or Ingevity. Should you accept this offer of employment, you understand that your employment will be on an at-will basis and is not for any fixed period of time. This means that either you or the Company can terminate the employment relationship at any time, with or without cause.

EMPLOYMENT ELIGIBILITY

This offer of employment is contingent upon submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof within three (3) business days of your start date, federal law prohibits us from employing you. In addition, this offer is contingent upon satisfactory completion of a background investigation relating to your ability to perform satisfactorily the duties of your position as well as successfully passing a drug screen. By signing this offer letter and accepting this contingent offer of employment, you hereby release the Company, its subsidiaries and affiliates, and their respective officers, directors, employees, and agents, and any entities or individuals who may provide the Company with information regarding your background, from any liability of any kind or nature in connection with requesting or providing such information.

CURRENT AND PRIOR EMPLOYERS

The Company is hiring you because of your skills, abilities and qualifications for the work to be performed. We are not hiring you in order to obtain trade secrets, confidential or proprietary information from any of your current or prior employers (collectively, “Confidential Information”). Accordingly, as we have indicated to you, you shall not bring with you to your employment, or use in any other manner, any Confidential Information from such current or prior employers. Therefore, please make certain that you return any such Confidential Information to your current or prior employers, if you have not done so already, before you commence your employment with WestRock. Further you agree that in the course of your employment with the Company, you will not disclose to the Company or use on behalf of the Company any legally protected Confidential Information or documents of any current or former employer.

You have advised us and acknowledge that you are not a party to any type of confidentiality, non-compete, non-solicitation or other agreement between you and any current or former

Mr. John Fortson
September 18, 2015

employer, or the subject of any court order, that restricts or might restrict your employment or duties with the Company.

CONDITIONS OF EMPLOYMENT

This offer remains open until September 25. If the terms of this offer are acceptable, please indicate your agreement by signing, dating and returning this offer letter to me so that it is received by September 25. You will be contacted regarding the background check and drug screening should you accept the position and the offer is effective.

John, I genuinely hope you will accept this offer to join us. I believe you will make an outstanding CFO of Ingevity and contribute greatly to its future success. We are looking forward to the prospect of you being part of our team.

Sincerely,

Michael Wilson

Chief Executive Officer, Ingevity

cc:	Cindy Cartmell
Jennifer Graham-Johnson

Mr. John Fortson
September 18, 2015

ACCEPTED:

/s/ John Fortson	9/22/15
SIGNATURE	DATE SIGNED

SOCIAL SECURITY NUMBER	DATE OF BIRTH

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